EXHIBIT 99.5
RELATIONSHIP AGREEMENT
DATED AS OF MARCH 17, 2008
ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.
and
MISYS PLC

CONTENTS

Clause		Page

1.	INTERPRETATION
2.	CONDITION AND DURATION
3.	CONSTITUENT DOCUMENTS; OTHER
4.	BOARD REPRESENTATION
5.	WRITTEN CONSENT
6.	OPERATING REQUIREMENTS
7.	PROVISION OF INFORMATION
8.	TRADING IN RECEIVER AND QUARTERBACK SHARES
9.	ANTI-DILUTION
10.	ANNOUNCEMENTS
11.	CONFIDENTIALITY
12.	WAIVER AND AMENDMENT
13.	STANDSTILL
14.	TERMINATION
15.	GENERAL
16.	NOTICES
17.	GOVERNING LAW AND JURISDICTION
18.	ENFORCEMENT

In order to induce Misys plc to acquire the Consideration Shares pursuant to the Merger Agreement, and in consideration of the representations, warranties, covenants and agreements set forth herein and therein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, THIS AGREEMENT is entered into on March 17, 2008
BY:
(1)	Misys plc, a public limited company incorporated under the laws of England and listed on the London Stock Exchange (Quarterback); and

(2)	Allscripts Healthcare Solutions, Inc., a Delaware corporation and listed on Nasdaq (Receiver).
WHEREAS:
(A)	The parties have agreed that, subject to the terms and conditions set forth in the Merger Agreement, a wholly-owned subsidiary of Receiver shall merge with and into Safety, with Safety continuing as the surviving entity (the Merger), and pursuant to which Receiver shall issue to the sole member of Safety shares of Receiver Common Stock;
(B)	The parties have further agreed that, subject to certain terms and conditions set forth in the Merger Agreement, Quarterback shall purchase additional shares of Receiver Common Stock (the Consideration Shares), which, together with the shares described in clause (A) above, shall represent 54.5% of the aggregate number of Fully-Diluted Shares (as defined in the Merger Agreement); and
(C)	Quarterback and Receiver wish to regulate the relationship between them to ensure that, amongst other things, Quarterback will continue to comply with its UK Regulatory Requirements following the Merger and Receiver will continue to comply with its US Regulatory Requirements following the Merger.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	In this agreement:

Affiliate means, with respect to any Person, another Person that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, whether by contract, possession (directly or indirectly) of power to direct or cause the direction of the management or policies of a Person or the ownership (directly or indirectly) of securities or other interests in such Person;

beneficially own (or any similar phrase) shall have the meaning set forth in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended;

Business Day means any day other than a Saturday, a Sunday, a legal holiday in New York, New York or London, United Kingdom or other day on which banking institutions or trust companies are authorized or obligated by law to close in New York, New York or London, United Kingdom;

Chairman means the chairman of the Receiver Board from time to time;

Closing has the meaning given to that term in the Merger Agreement;
Companies Act (UK) means the Companies Act 1985 (UK), as amended, and references to the Act shall, so far as is applicable, be interpreted in accordance with section 1297 of the Companies Act 2006 (UK);
Consideration Shares has the meaning given to that term in Recital (B) hereof;
Constituent Documents means, together, the Second Amended and Restated Certificate of Incorporation and By-Laws of Receiver as of the Effective Time (as may be amended from time to time);
Directors mean the directors of Receiver from time to time and Director means any one of them;
Disclosure and Transparency Rules (UK) means the disclosure and transparency rules of the FSA;
Effective Time has the meaning given to that term in the Merger Agreement;
Equity Security means any equity security of Receiver, or option, warrant, right or other security convertible, or exercisable into or exercisable for equity securities of Receiver;
FINRA means the U.S. Financial Industry Regulatory Authority;
FSA means the UK Financial Services Authority;
Governmental Entity means any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational;
Law (and with the correlative meaning Laws) means rule, regulation, statute, order, ordinance, guideline, handbook, code (including the UK Takeover Code) or other legally enforceable requirement, including, but not limited to common law, state and federal laws or securities laws and laws, rules and regulations of foreign jurisdictions;
Listing Rules (UK) means the listing rules of the FSA;
London Stock Exchange means London Stock Exchange plc;
Merger Agreement means the merger agreement dated the same date as this agreement entered into among Quarterback, Receiver, Safety and Patriot Merger Company, LLC, a North Carolina limited liability company and wholly-owned subsidiary of Receiver in respect of the Merger;
Nasdaq means the Nasdaq National Market;
Out-of-the-Money Option has the meaning given to that term in the Merger Agreement;
Person means an individual, corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity;
Quarterback Board means the board of directors of Quarterback, as constituted from time to time;

Quarterback’s General Counsel means the general legal counsel of Quarterback from time to time;
Quarterback Group means Quarterback and its Subsidiaries from time to time (excluding, after the Effective Time, Receiver and its Subsidiaries from time to time);
Quarterback Nominee means any Director nominated other than by the Independent Nominating Committee and other than the Receiver CEO;
Quarterback Ordinary Shares means the ordinary shares in the capital of Quarterback;
Receiver Board means the board of directors of Receiver, as constituted from time to time;
Receiver CEO means the chief executive officer of Receiver from time to time;
Receiver Common Stock means the common stock, par value $0.01, of Receiver;
Receiver ESPP means the Receiver Employee Stock Purchase Plan and any other employee stock purchase plan adopted by Receiver.
Receiver’s General Counsel means the general legal counsel of Receiver from time to time.
Receiver Group means Receiver and its Subsidiaries from time to time, and following the Effective Time will include Safety and its Subsidiaries but not Quarterback and its other Subsidiaries;
Receiver Share Schemes means the Amended and Restated Receiver 1993 Stock Incentive Plan and the Receiver 2001 Non-Statutory Stock Plan, and all other Receiver employee plans currently in existence or adopted hereafter that involve the issuance or potential issuance of any equity or equity-linked security of Receiver, in each case other than a Receiver ESPP.
Relevant Public Announcement means:
(a)	in relation to a public announcement issued by Receiver, any announcement for which the disclosure committee of Receiver has responsibility under the Receiver By-laws; and

(b)	in relation to a public announcement issued by Quarterback, an announcement issued in respect of or which could reasonably be expected to affect Receiver or the Receiver Group.
Safety means Misys Healthcare Systems, LLC, a North Carolina limited liability company and a wholly-owned indirect subsidiary of Quarterback;
SEC means the U.S. Securities and Exchange Commission;
Subsidiary means, with respect to any Person, another Person that, at the time of determination, directly or indirectly, through one or more intermediaries, is controlled by such first Person, whether by contract, possession (directly or indirectly) of power to direct or cause the direction of the management or policies of a Person or the ownership (directly or indirectly) of securities or other interests in such Person;
UK Regulatory Requirements means Quarterback’s obligations under, inter alia, the Companies Act (UK), the Listing Rules (UK) and the Disclosure and Transparency Rules (UK) or any similar Law in effect now or in the future;

US Regulatory Requirements means Receiver’s obligations under, inter alia, the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended, FINRA rules and regulations and the Delaware General Corporation Law or any similar Law in effect now or in the future; and
Voting Securities mean any securities entitled to vote generally in the election of directors of Receiver or its successors, securities convertible or exchangeable into or exercisable for such securities and any rights or options to acquire any of the foregoing securities.
1.2	In this agreement any reference, express or implied, to a Law includes:
(a)	that Law, as amended, extended or applied by or under any other Law (before, on or after execution of this agreement);

(b)	any Law which that Law re-enacts (with or without modification); and

(c)	any subordinate legislation made (before, on or after execution of this agreement) under that Law, including (where applicable) that Law as amended, extended or applied as described in paragraph (a) above, or under any Law which it re-enacts as described in paragraph (b) above, and Law includes any rule, regulation or requirement of the SEC, Delaware General Corporation Law, FINRA, UK Listing Authority, London Stock Exchange, FSA, the UK Takeover Panel and any other body or authority acting under the authority of any Law and any legislation in any jurisdiction.
1.3	In this agreement:
(a)	references to the singular include the plural and vice versa;

(b)	references to a Person are also to its permitted successors and assigns;

(c)	the table of contents and headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement;

(d)	whenever the words “include”, “includes” or “including” are used in this agreement, they shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive;

(e)	the words “hereof”, “herein” and “hereunder” and words of similar import when used in this agreement shall refer to this agreement as a whole and not to any particular provision of this agreement;

(f)	the definitions contained in this agreement are applicable to the singular as well as the plural forms of such terms; and

(g)	any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, except as otherwise specified herein.
1.4	For the avoidance of doubt, the exclusion of Receiver and its Subsidiaries from the definition of Quarterback Group above is for the purposes of this agreement only and does not affect the accounting treatment of Quarterback Group from time to time (including, any accounting consolidation).

2.	CONDITION AND DURATION
2.1	Clauses 1, 2, 6.1(a), 8 and 12 to 18 shall take effect on the date of this agreement and obligations thereunder shall commence on the date of this agreement . The remainder of this agreement shall take effect at the Effective Time and obligations thereunder shall not commence until the Effective Time. Except as set forth in subclauses 2.2 and 2.3, and clause 14, this agreement shall continue indefinitely.
2.2	Subclauses 4.2(a) and 4.2(b) (but not including the proviso set forth in subclause 4.2) and clauses 6 and 9 of this agreement shall (except as specifically provided in those clauses) terminate on the date on which the Quarterback Group owns less than 50% of the then outstanding shares of Receiver Common Stock, clauses 7 and 10 of this agreement shall (except as specifically provided in those clauses) terminate on the date on which the Quarterback Group owns less than 35% of the then outstanding shares of Receiver Common Stock and clause 13 of this agreement shall terminate on the date on which the Quarterback Group owns less than 20% of the then outstanding shares of Receiver Common Stock (provided, in each case, that such clauses shall not terminate if the failure of the Quarterback Group to own such amount results from breach by Receiver of this agreement or the Constituent Documents).
2.3	If the Merger Agreement is terminated in accordance with its terms, this agreement shall thereupon terminate and be of no further force and effect.
3.	CONSTITUENT DOCUMENTS; OTHER
3.1	Except as otherwise provided herein or with the consent of the audit committee of Receiver, and except in connection with any vote to effect the Additional Charter and By-Laws Amendments (as defined in the Merger Agreement), Quarterback shall not, and shall cause each member of the Quarterback Group holding any Voting Securities not to, vote in favor of any proposal which seeks to alter, amend, repeal, in whole or in part, or adopt any provision inconsistent with, or grant any waivers under, this agreement or either the provisions set forth in Articles III, IV, V and VIII of the By-Laws of Receiver or Articles Ninth, Tenth, Fourteenth or the first, third or seventh paragraphs of Article Seventh of the Second Amended and Restated Certificate of Incorporation of Receiver included in the Charter and By-Laws Amendments (as defined in the Merger Agreement) (or Articles Ninth, Tenth, Thirteenth or the first, third or seventh paragraphs of Article Seventh of the Second Amended and Restated Certificate of Incorporation of Receiver included in the Additional Charter and By-Laws Amendments (as defined in the Merger Agreement) if approved by the shareholders of Receiver) and will cause all shares of Voting Securities beneficially owned by any member of the Quarterback Group to be voted against any such proposal.
3.2	The parties agree that Receiver shall settle any conversion of Receiver’s outstanding 3.50% convertible senior debentures (Convertible Debentures) by a holder of Convertible Debentures by issuing shares of Receiver Common Stock and not in cash.
3.3	Quarterback shall not, and shall not permit any member of the Quarterback Group to, sell, transfer or otherwise dispose of (such event being hereinafter referred to as a “Transfer”) 15% or more of the outstanding shares of Receiver Common Stock to a Person or a “group” (within the meaning of Section 13(d)(3) of the 1934 Act)(other than to any member of the Quarterback Group), in any transaction or series of related transactions, unless, prior to any such Transfer, the Receiver Board has approved such Transfer at a duly called meeting of the Receiver Board.

3.4	For a period of eighteen months from the Effective Time, the headquarters and principal office of Receiver shall be located in Chicago, Illinois, and, other than with the prior written consent of Receiver, Quarterback shall do all things reasonably practicable to maintain the headquarters and principal office in Chicago.
4.	BOARD REPRESENTATION

4.1	Following the Effective Time, the Receiver Board shall consist of 10 Directors.

4.2	Following the Effective Time, the Nominating and Governance Committee shall have the right to nominate for election to the Receiver Board:
(a)	6 out of 10 Directors; and

(b)	to the extent permitted by Law, the Chairman (and, if so, such Chairman shall be regarded as one of the 6 Directors nominated by the Nominating and Governance Committee pursuant to subclause 4.2(a)) (collectively, the “Quarterback Directors”);
provided, however, the Nominating and Governance Committee’s right to nominate six Quarterback Directors for election to the Board shall be reduced as follows:
     (i) If, at any time, Quarterback shall own less than 50.0% but more than or equal to 45.0% of the then outstanding shares of Receiver Common Stock, the number of Quarterback Directors shall be five;
     (ii) If, at any time, Quarterback shall own less than 45.0% but more than or equal to 35.0% of the then outstanding shares of Receiver Common Stock, the number of Quarterback Directors shall be four;
     (iii) If, at any time, Quarterback shall own less than 35.0% but more than or equal to 25.0% of the then outstanding shares of Receiver Common Stock, the number of Quarterback Directors shall be three;
     (iv) If, at any time, Quarterback shall own less than 25.0% but more than or equal to 15.0% of the then outstanding shares of Receiver Common Stock, the number of Quarterback Directors shall be two;
     (v) If, at any time, Quarterback shall own less than 15.0% but more than or equal to 5.0% of the then outstanding shares of Receiver Common Stock, the number of Quarterback Directors shall be one; and
     (vi) If, at any time, Quarterback shall own less than 5.0% of the number of outstanding shares of Receiver Common Stock, Quarterback shall have no right to nominate any Directors to the Nominating and Governance Committee.
     In the case of any reduction in Quarterback’s ownership of shares of Receiver Common Stock such that the Nominating and Governance Committee’s right to nominate directors for election is reduced as set forth in clauses (i)-(vi) above, within five (5) Business Days after Quarterback’s ownership of shares of Receiver Common Stock falls below the applicable threshold, (A) Quarterback shall designate the appropriate number of Quarterback Directors to resign immediately and (B) the Receiver Independent Directors then serving on the Receiver Board, even if less than a quorum, shall appoint replacement directors to serve until the next annual meeting of shareholders.

4.3	Following the Effective Time, the Independent Nominating Committee shall have the right to nominate (a) 3 out of 10 Directors on the Receiver Board (the “Receiver Independent Directors”), all of which will qualify as an independent Director, and (b) the Receiver CEO as a Director on the Receiver Board. For purposes of this Agreement, an independent Director will be an individual who qualifies as independent under Nasdaq rules and regulations.

4.4	At any meeting of Receiver stockholders at which directors are to be elected, Quarterback will cause its shares of Receiver Common Stock to be present for quorum purposes and will vote or cause to be voted all shares of Receiver Common Stock beneficially owned by any member of the Quarterback Group, in favor of (a) the Receiver Independent Directors if recommended by the Independent Nominating Committee and (b) the Receiver CEO as a member of the Receiver Board.

4.5	Quarterback will not vote (and will cause not to be voted) any shares of Receiver Common Stock beneficially owned by any member of the Quarterback Group, with respect to the removal from the Receiver Board of any Director nominated for nomination or appointed to the Receiver Board by the Independent Nominating Committee and will cause all shares of Receiver Common Stock beneficially owned by any member of the Quarterback Group to be voted against such removal.

4.6	Quarterback hereby irrevocably grants to, and appoints for the term of this agreement, Lee Shapiro, William J. Davis and Brian Vandenberg, or any of them, in their respective capacities as officers of Receiver, and any individual who shall hereafter succeed to any such office with Receiver, and each of them individually, Quarterback’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Quarterback and any member of the Quarterback Group, to vote any shares of Receiver Common Stock at any meeting of the shareholders of Receiver, or at any adjournment or postponement thereof or in any other circumstance upon which a vote, agreement, consent or other approval is sought, on the matters set forth in, and in the manner required by, subclauses 3.1, 4.4, 4.5, or 5 hereof, but in respect of no other matters. Such attorney-in-fact may evidence the taking of any action, giving of any consent or the voting of such shares of Receiver Common Stock by the execution of any documentation or instrument for such purpose in the name of Quarterback or any Quarterback Group member. Quarterback hereby affirms that the irrevocable proxy set forth in this subclause 4.6 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Quarterback under subclauses 3.1, 4.4, 4.5 and of 5 of this Agreement. Quarterback hereby further affirms that the irrevocable proxy set forth in this subclause 4.6 is coupled with an interest and may under no circumstances be revoked except in connection with the termination of this agreement or this subclause 4.6. Quarterback ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. SUCH IRREVOCABLE PROXY IS EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW.
5.	WRITTEN CONSENT The provisions of subclauses 3.1, 4.4 and 4.5 shall apply, mutatis mutandis, in the event that any Receiver stockholder action is taken by written consent in lieu of a stockholder meeting.
6.	OPERATING REQUIREMENTS

6.1
(a)	As soon as practicable after the date hereof, Receiver and Quarterback agree to establish procedures to be implemented as of the Effective Time in order to ensure compliance with subclause 6.1(b).

(b)	Receiver and Quarterback agree to use their commercially reasonable efforts to ensure that both the Receiver Group and the Quarterback Group continue to comply with all applicable US Regulatory Requirements and UK Regulatory Requirements from time to time (as applicable).
6.2	Receiver agrees to ensure that no member of the Receiver Group shall intentionally or knowingly do, cause or permit to be done, anything which would result in Quarterback breaching any of its obligations under the Listing Rules (UK) or the Disclosure and Transparency Rules (UK)), unless, in the reasonable opinion of Receiver, such is required by an applicable Law.

6.3	When Receiver is required to do or cause or permit to be done something in order for it to comply with all applicable Laws described in subclause 6.1(b), Receiver agrees to (a) provide Quarterback prior notice and (b) consult with Quarterback regarding the nature of the act or omission.

6.4	Other than with the prior written consent of Quarterback, Receiver shall not treat itself or any other Receiver Group entity as other than a corporation for U.S. federal income tax purposes.

6.5	Other than with the prior consent of Quarterback, Receiver shall do all things reasonably practicable to maintain its listing on Nasdaq. Other than with the prior consent of Receiver, Quarterback shall use its commercially reasonable efforts not to take any action that would result in Receiver being delisted from Nasdaq (except pursuant to a take private transaction).

6.6	Other than with the prior consent of Quarterback, Receiver agrees to use an appropriately qualified auditor which, subject to the approval of the audit committee of Receiver and Receiver stockholder ratification, shall be the same auditor that Quarterback uses.

6.7	Immediately following the Effective Time, Receiver and Quarterback will work together in good faith to co-ordinate and align their financial reporting procedures so as to ensure compliance with applicable Laws. As soon as practicable following the Effective Time, Receiver shall use commercially reasonable efforts to change its fiscal year end to May 31.

7.	PROVISION OF INFORMATION

7.1	Notwithstanding any information that members of the Quarterback Group are entitled to receive by virtue of their majority shareholding in Receiver and/or their representation on the Receiver Board, Receiver shall provide, and shall procure that all members of the Receiver Group provide, Quarterback Group members with all such information which is in its possession or under its control as they reasonably require to comply with all applicable UK Regulatory Requirements from time to time. Quarterback shall provide, and shall procure that all members of the Quarterback Group provide, Receiver Group members with all such information which is in its possession or under its control as they reasonably require to comply with all applicable US Regulatory Requirements from time to time.

7.2	Subject to all applicable Laws, and so long as such disclosure does not result in reporting or disclosure obligations for Receiver under US Regulatory Requirements, a Quarterback Nominee shall be entitled to disclose to members of the Quarterback Group, Quarterback Group directors and employees and advisers to Quarterback Group, any information in his or her possession however obtained which relates to Receiver or any other member of the Receiver Group, provided that Quarterback shall ensure that each such recipient is aware, where such is the case, of the confidential nature of such information.

7.3	Quarterback and Receiver each acknowledges that the information disclosed under subclause 7.1 may be inside information in relation to the Receiver Group and/or the Quarterback Group and undertakes that it shall (and shall use all powers vested in it to procure, so far as it is legally able, that each member of its Group shall) comply with all applicable Laws in relation to the disclosure or use of such information until such information ceases to be inside information in relation to the Receiver Group and/or the Quarterback Group.

7.4	Neither Quarterback nor Receiver shall be obliged to disclose any information under this subclause 7 if and to the extent that such disclosure would be prohibited by Law.

7.5	For the purposes of this subclause 7, Receiver’s obligations to disclose information to Quarterback will be satisfied when the information is received by Quarterback’s General Counsel or such other executive officer of Quarterback as Quarterback may designate from time to time.

7.6	For the purpose of this subclause 7, Quarterback’s obligations to disclose information to Receiver will be satisfied when the information is received by Receiver’s General Counsel or such other executive officer of Receiver that Receiver may designate from time to time.

8.	TRADING IN RECEIVER AND QUARTERBACK SHARES
As soon as practicable following the date hereof, both Receiver and Quarterback agree to work together in good faith to:
(a)	establish internal controls for monitoring and regulating the appropriate flow of inside information between the Receiver Group and the Quarterback Group;

(b)	establish agreed protocols for trading in Receiver Common Stock and Quarterback Shares; and

(c)	align the respective share trading codes of the Receiver Group and the Quarterback Group to ensure consistency and prevent unlawful or otherwise inappropriate trading in Receiver Common Stock and/or Quarterback Shares by group companies, their directors, officers and their employees, or any other persons caught by applicable Laws;
such that the internal controls, protocols and codes can be implemented as of the Effective Time.
9.	ANTI-DILUTION
9.1	Future Issuances of Receiver Common Stock
(a)	If Receiver proposes to sell to any Persons (including by way of a registered public offering or otherwise) any Equity Securities (other than pursuant to Receiver Share Schemes or the Receiver ESPP) (an Issue), Receiver shall offer to sell to Quarterback, on the same terms and conditions (including, for the avoidance of doubt, price and time of issue) as the proposed sale to such Persons, the respective number of such Equity Securities which, if all such Equity Securities were purchased pursuant to the Issue, would result in the Quarterback Group holding that percentage of such Equity Securities as is equal to the percentage of Fully-Diluted Shares owned by the

Quarterback Group immediately prior to such sale, taking into consideration (and removing from such ownership percentage of the Quarterback Group for purposes of the calculation of Equity Securities to be offered to the Quarterback Group) any increases in the Quarterback Group’s ownership percentage of the Fully-Diluted Shares resulting from Forfeited Shares or Repurchased Shares.
(b)	If Receiver proposes to take any action (including pursuant to subclause 9.1(a)) that would result in any outstanding Equity Securities (whether or not vested) to adjust such that the holder thereof would be entitled to an increased number of Equity Securities upon conversion, exercise or otherwise, and as a result of such adjustment, the percentage of Fully-Diluted Shares owned at such time by the Quarterback Group (taking into consideration (and removing from such ownership percentage of the Quarterback Group for purposes of the calculation of Equity Securities to be offered to the Quarterback Group) any increases in the Quarterback Group’s ownership percentage of the Fully-Diluted Shares of Receiver Common Stock resulting from Forfeited Shares or Repurchased Shares) would decrease (an “Adjustment Event”), Receiver shall, prior to, but conditional upon, taking such action, offer to sell to Quarterback such number of shares of Receiver Common Stock as is necessary to offset the maximum potential dilution to the Quarterback Group’s ownership of Fully-Diluted Shares (taking into consideration (and removing from such ownership percentage of the Quarterback Group for purposes of the calculation of Equity Securities to be offered to the Quarterback Group) any increases in the Quarterback Group’s ownership percentage of the Fully-Diluted Shares of Receiver Common Stock resulting from Forfeited Shares or Repurchased Shares), at a price equal to the closing price on Nasdaq of Receiver Common Stock on the day before Receiver’s proposal to take action.

(c)	Any offer to sell the Equity Securities referred to in paragraphs 9.1(a) and 9.1(b) shall be made by written notice specifying either (i) the number and type of Equity Securities proposed to be offered or sold in the Issue or (ii) the effects of any adjustments referred to in subclause 9.1(b), and the price and date for payment relating thereto, the entitlement of Quarterback and a period (being not less than ten Business Days) within which any such offer, if not accepted and the consideration for which not paid, will be deemed to be declined and such entitlement shall be of no further force and effect.

(d)	For the avoidance of doubt, Quarterback shall not be obligated in any circumstances to take more than the maximum number of Equity Securities it has indicated its willingness to take. Receiver shall make such arrangements as it shall think fit concerning entitlements to fractions.

(e)	This subclause 9.1 is intended to allow the Quarterback Group to elect, if it so chooses, to maintain the same ownership percentage of Fully-Diluted Shares as it held immediately prior to the Issue or the Adjustment Event, as applicable, taking into consideration (and removing from such ownership percentage of the Quarterback Group for purposes of the calculation of Equity Securities to be offered to the Quarterback Group) any increases in the Quarterback Group’s ownership percentage of the Fully-Diluted Shares resulting from Forfeited Shares or Repurchased Shares. Receiver shall take all actions reasonably necessary in accordance with applicable Law to prevent any breach by Receiver of this subclause 9.1, and, if such breach occurs, upon Quarterback’s request, Receiver agrees to sell newly issued shares of Receiver Common Stock to Quarterback at fair market value within five (5) Business Days after such breach.

(f)	Receiver shall at all times insure that a sufficient number of authorized and unissued shares of Receiver Common Stock are available to carry out the intent of this subclause 9.1.
9.2	Receiver Share Schemes
(a)	Receiver may not grant or issue (or commit itself to issue or grant) to participants in Receiver Share Schemes any Equity Securities (Receiver Share Scheme Securities) except pursuant to this clause 9.2. During the period commencing on the Closing Date and ending on May 31, 2010 (the Determination Period), Receiver may grant or issue (or commit to grant or issue) such Receiver Share Scheme Securities that represent, or are convertible or exchangeable into or exercisable for, a number of shares of Receiver Common Stock in the aggregate that does not exceed (W) 1.5% of the number of Fully-Diluted Shares outstanding on the last Business Day prior to the Determination Period plus (X) the number of Forfeited Shares for such period plus (Y) the number of Repurchased Shares for such period, minus (Z) the number of Out-of-the-Money Options at Closing that become In-the-Money Options during such period (without duplication). Forfeited Shares means Receiver Share Scheme Securities granted by Receiver which have been forfeited, cancelled or otherwise surrendered without issuance of shares of Receiver Common Stock. Repurchased Shares means any shares that Receiver may acquire for cash in the open market or that Receiver may acquire from participants in Receiver Share Schemes from the payment of an exercise price of an award or withholding taxes. In-the-Money Option means, as of any date, any option with an exercise price less than the closing market price of Receiver Common Stock as of such date. Issue, solely for purposes of this Section 9.2(a), means a new issuance of a share of Receiver Common Stock after the Closing Date, which, for the avoidance of doubt, does not include issuances in respect of Equity Securities outstanding on the Closing Date or grants pursuant to this clause 9.2.

(b)	Receiver shall take all actions reasonably necessary in accordance with applicable Law to prevent any breach by Receiver of this subclause 9.2, and, if such breach occurs, upon Quarterback’s request, Receiver agrees, subject to applicable Law, to take such actions as are necessary to restore the Quarterback Group’s ownership to the ownership level prior to such breach.

(c)	In addition, Receiver shall acquire for cash in the open market, except to the extent prohibited by Law, any shares of Receiver Common Stock to be issued by Receiver under any Receiver ESPP, prior to or promptly following the issuance thereof (including with respect to any offering period under a Receiver ESPP that has not ended as of the Effective Time).
9.3	Waiver
Any of the restrictions or other provisions of this clause 9 may be waived by Quarterback in writing.
10.	ANNOUNCEMENTS

10.1	Neither party may make a Relevant Public Announcement unless:
(a)	the other party has:
(i)	been consulted about the subject matter of the announcement; and

(ii)	the other party has approved the form of the announcement; or

(b)	subject to subclause 10.2, (i) in the reasonable opinion of the Quarterback Board, the UK Regulatory Requirements, or (ii) in the reasonable opinion of the Disclosure Committee of Receiver, the U.S. Regulatory Requirements, require an announcement to be made; or

(c)	the subject matter thereof (x) falls within a category of announcements that the parties may agree from time to time does not require prior mutual consultation of approval and (y) does not contain inside information.
10.2	If a party is required to make a disclosure of the nature described in subclause 10.1(b), if possible, and subject to complying with all applicable Laws, duties and regulatory requirements, that party may only do so after it has given the other party prior notice of at least one Business Day and reasonably consulted with the other party about the form and content of the announcement or disclosure.

11.	CONFIDENTIALITY

11.1	Each party shall hold and not disclose, and will cause its employees, officers, directors and other representatives (Representatives) to hold and not disclose, all material non-public information and any other information of a secret or confidential nature received by it from the other party (the Confidential Information).

11.2	Nothing in this clause prevents any announcement being made or any Confidential Information being disclosed:
(a)	with the prior written approval of the other party, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(b)	to the extent required by Law or by the FSA, the UKLA, the LSE, the UK Takeover Panel, the Nasdaq, FINRA, the SEC (or their replacement bodies) or any rule or regulation promulgated thereby or thereunder.
11.3	Nothing in this clause prevents disclosure of Confidential Information:
(a)	that was or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives;

(b)	that was or becomes available to the receiving party on a non-confidential basis from a source other than the providing party or its Representatives, provided that such source was not known by the receiving party to be bound by any agreement with the providing party to keep such information confidential;

(c)	that has already been or is hereafter independently acquired or developed by the receiving party or its Representatives without violating any confidentiality agreement or other similar obligation;

(d)	by Receiver to any member of the Receiver Group; or

(e)	by Quarterback to any member of the Quarterback Group.

12.	WAIVER AND AMENDMENT

12.1	No waiver of any term, provision or condition of this agreement shall be effective unless such waiver is evidenced in writing and signed by the waiving party and, with respect to a waiver by Receiver after the Effective Time, approved by the audit committee of the Receiver Board.

12.2	No omission or delay on the part of either Receiver or Quarterback in exercising any right, power of privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. The rights or remedies provided in this agreement are cumulative with and not exclusive of any rights or remedies provided by Law.

12.3	No amendment to this agreement shall be effective unless made in writing and signed by both Receiver and Quarterback and, in the case of Receiver after the Effective Time, approved by the audit committee of the Receiver Board.

13.	STANDSTILL

13.1	Quarterback will not, and will cause each member of the Quarterback Group not to, directly or indirectly, acquire, by purchase, gift, business combination or otherwise, any Voting Securities such that, after giving effect to such transaction, the Quarterback Group (taken as a whole) beneficially own Voting Securities representing more than 60% of the Fully-Diluted Shares unless such transaction was approved by the audit committee of Receiver Board prior to the consummation of such transaction.

13.2	If any member of the Quarterback Group acquires any Voting Securities in violation of this Agreement, such member of the Quarterback Group shall, as soon as it becomes aware of such violation, give immediate notice to Receiver and such Voting Securities shall, to the extent permitted by Law, immediately be disposed of to Persons who are not Affiliates of the breaching party; provided that if Quarterback fails to comply with this Section 13.2 within 10 Business Days following receipt of such notice, Receiver may also pursue any other available remedy to which it may be entitled as a result of such violation.

13.3	Quarterback will not, and will cause each member of the Quarterback Group not to:
(a)	form, join or encourage the formation of any “group” (within the meaning of Section l3(d)(3) of the 1934 Act) with respect to any Voting Securities; or

(b)	deposit any Voting Securities into a voting trust or subject any such Voting Securities to any arrangement or agreement with respect to the voting thereof which would, in either case, result in any Person or group having beneficial ownership of Voting Securities representing more than 50% of the outstanding shares of Receiver Common Stock.
13.4	The failure of Quarterback to comply with the provisions in this clause 13 shall not affect the validity and continued effectiveness of the other provisions of this agreement.

14.	TERMINATION
Except as set forth in subclauses 2.2 and 2.3, this agreement shall only be terminated with the prior written consent of Receiver and Quarterback, which consent, in the case of Receiver after the Effective Time, shall be approved by the audit committee of the Receiver Board.

15.	GENERAL

15.1	Subject to subclause 15.5, neither this agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto without the prior written consent of the other parties hereto, which consent, in the case of Receiver after the Effective Time, shall be approved by the audit committee of the Receiver Board. Subject to the preceding sentence, this agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. For the avoidance of doubt, this agreement shall be unaffected by a change of control in Quarterback.

15.2	This agreement and the documents referred to in it contain the whole agreement between the parties relating to the arrangements contemplated by it and supersede all previous agreements between the parties relating to these arrangements.

15.3	This agreement may be executed in any number of counterparts all of which, taken together, shall constitute one and the same agreement and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart.

15.4	If any provision (or part thereof) of this agreement is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable but would be valid or enforceable if some part(s) of the relevant provision were deleted, the provision (or part thereof) in question shall be deemed to be modified to effect such deletions and shall remain in full force and effect as so modified.

15.5	Quarterback shall not, and shall not permit any member of the Quarterback Group to, Transfer a majority of the Voting Securities to any Person or “group” (a Transferee), in any transaction or series of related transactions, unless such Transferee agrees in writing to (i) assume all of the Quarterback Group’s obligations hereunder, mutatis mutandis (unless the Transferee is offering to acquire, through tender offer, merger or otherwise, 100% of the share capital of Receiver), and (ii) cooperate with Receiver and take whatever actions are reasonably necessary to ensure that the provisions of the Constituent Documents that apply specifically to the Quarterback Group are amended to apply instead to the Transferee and its Affiliates (other than Receiver and its Affiliates), and, in connection therewith, Quarterback may assign its rights and transfer its obligations hereunder to a Transferee.

15.6	Voting Securities held by any member of the Quarterback Group shall bear the following legend: “The securities represented by this certificate were originally issued on [___], 2008, and have not been registered under the Securities Act of 1933, as amended.”

15.7	For so long as the Quarterback Group owns at least 10% of the Voting Securities, as soon as reasonably practicable following Quarterback’s request, Receiver shall negotiate in good faith with Quarterback to provide Quarterback with customary registration rights.

16.	NOTICES

16.1	Except as otherwise agreed between the parties, a notice, approval, consent or other communication in connection with this agreement:
(a)	must be in writing in the English language;

(b)	must be left at the address of the addressee or sent by pre-paid express or overnight post (airmail if posted to or from a place outside the United States) to the address of the addressee or sent by e-mail or facsimile to the e-mail address or facsimile number of the addressee which is specified in this subclause or if the addressee notifies another address, e-mail address or facsimile number in the United States then to that address, e-mail address or facsimile number.

The address, e-mail address and facsimile number of each party at the date of this agreement are:

Receiver

Address:	222 Merchandise Mart Plaza Suite 2024 Chicago, IL 60654 United States of America

E-mail Address:	brian.vandenberg@allscripts.com

Facsimile:	312-506-1208

Attention:	Brian Vandenberg, General Counsel

With a copy (which shall not constitute notice) to Sidley Austin LLP:

Address:	One South Dearborn Street, Chicago, IL 60603 United States of America

E-mail Address:	flowinger@sidley.com; ggerstman@sidley.com

Facsimile:	+1 312 853-7036

Attention:	Frederick C. Lowinger; Gary D. Gerstman

Quarterback

Address:	125 Kensington High Street London W8 5SF United Kingdom

E-mail Address:	dan.fitz@misys.com; andrea.gray@misys.com

Facsimile:	+44 20 7368 2400

Attention:	EVP Group General Counsel & Company Secretary

With a copy (which shall not constitute notice) to Debevoise & Plimpton LLP:

Address:	919 Third Avenue New York, NY 10022 United States of America

E-mail Address:	albab@debevoise.com

Facsimile:	+1 212 909-6836

Attention:	Andrew L. Bab, Esq.
16.2	A notice, approval, consent or other communication shall take effect from the time it is received (or, if earlier, the time it is deemed to be received in accordance with subclause 16.3 below) unless a later time is specified in it.

16.3	A notice, approval, consent or other communication is deemed to be received:
(a)	in the case of a posted letter, unless actually received earlier, on the third (seventh, if posted to or from a place outside the United States) day after posting;

(b)	in the case of a facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient; and

(c)	in the case of an e-mail, one day after the e-mail has been properly sent.
17.	GOVERNING LAW AND JURISDICTION
This agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.
18.	ENFORCEMENT
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Delaware), this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive in any such proceeding the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond or any other security related to such equitable relief. In addition, each of the parties hereto (a) submits to the personal jurisdiction of the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Delaware) in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Delaware), and (d) irrevocably waives any and all right to trial by jury with respect to any action related to or arising out of this Agreement or the transactions contemplated hereby.
Notwithstanding any other provision of this Agreement or any agreement contemplated hereby to the contrary, in the event that, after the Effective Time (a) there is any action, suit, proceeding, litigation or arbitration between Receiver and Quarterback, or (b) there is any disputed claim or demand (including any claim or demand relating to enforcing any remedy under this Agreement or any agreement contemplated hereby) by Receiver against Quarterback, or by Quarterback against Receiver, all determinations of Receiver after the Effective Time relating to such action, suit, proceeding, litigation, arbitration, claim, demand (including all determinations by Receiver whether to institute, compromise or settle any such action, suit, proceeding, litigation, arbitration, claim or demand and all determinations by Receiver relating to the prosecution or defense thereof), shall be made by Receiver and shall be approved by the audit committee of the Receiver Board.
IN WITNESS of which this agreement has been executed and has been delivered on the date stated at the beginning of this agreement.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.
By:	/s/ Glen E. Tullman
	Name:	Glen E. Tullman
	Title:	Chief Executive Officer

MISYS PLC
By:	/s/ J. Michael Lawrie
	Name:	J. Michael Lawrie
	Title:	Chief Executive Officer